Exhibit 10.1

ASSIGNMENT AND BILL OF SALE

THIS ASSIGNMENT AND BILL OF SALE (this “Agreement”) is made and entered into this 6th day of August 2024 (the “Signing Date”), by and between Enservco Corporation, a Delaware corporation (the “Seller” or “Enservco”), and HP Oilfield Services, LLC, a Nevada limited liability company (the “Buyer” or “HP”).

RECITALS

WHEREAS, Seller wishes to sell and assign to Buyer those certain assets of Heat Waves Hot Oil Service, LLC, a Colorado limited liability company and wholly owned subsidiary of Seller, listed on Exhibit A and B attached hereto (the “Purchased Assets”), and Buyer wishes to purchase from Seller, all of the Purchased Assets, subject to the terms and conditions set forth herein (the “Transaction”).

TERMS AND CONDITIONS

NOW THEREFORE, in consideration of the mutual promises and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, Buyer and Seller hereby agree as follows:

1.	Bill of Sale.

Subject to the terms and conditions set forth herein, at the Closing, Buyer agrees to purchase from Seller and Seller agrees to sell, convey, transfer and deliver to Buyer all of Seller’s right, title and interest in all the Purchased Assets free and clear of all liens and encumbrances for the consideration specified in Section 2 below. Seller shall deliver to Buyer titles and corresponding lien releases to the Purchased Assets listed on Exhibit A within 5 business days of at Closing. Seller will deliver within 5 business after closing photocopies of the titles of Purchased Assets listed on Exhibit B. Seller shall deliver the remaining titles and lien releases for the equipment listed on Exhibit B in proportion to principal payments made under the promissory note. Buyer and Seller shall mutually agree upon equipment released with each principal payment.

2.

Purchase Price. The aggregate purchase price for the Purchased Assets shall be $1,695,000 (the “Purchase Price”). Buyer shall pay the Purchase Price as follows: (i) Buyer shall pay $1,221,625 by wire transfer of immediately available cash (the “Cash Payment”) at Closing; and (ii) Buyer shall deliver a promissory note in the amount of $473,375 (attached hereto as Exhibit B) issued by Buyer to Seller, with principal payments of $94,675 becoming due and payable on the first day of each month beginning on October 1, 2024 for a term of five months at a 10% per annum interest rate (the “Note”). “Transaction Documents means 1) this Agreement; 2) the Note (Exhibit B); and 3) all other agreements, instruments and documents required to be delivered in connection with this Transaction.

a)

HP agrees not to solicit any business in PA, WV, OH for 8 months commencing from the date of this agreement. In the event HP is approached by any customer in the above region during this period, they are required to alert Enservco of the solicitation. During the no solicitation period, HP will not offer services until Enservco agrees the said customer will not work with Enservco.

b)	HP has the option to purchase for a period of 10 months from closing the Enservco East Coast Heating operations for $1.85 million including the equipment detailed on Exhibit C.

3.

Signing and Closing. Subject to the terms and conditions of this Agreement, the execution of this Agreement shall occur on the Signing Date specified above and the consummation of the transactions contemplated by this Agreement (the “Closing”) shall take place remotely by exchange of documents and signatures (or their electronic counterparts), on or before August 12, 2024 at 9:00 A.M. Mountain Time (the “Closing Date”). Buyer and Seller mutually agree to use their best efforts to effectuate the Closing prior to the Closing Date.

4.

Condition of Assets and Release. Buyer hereby acknowledges and agrees that the Purchased Assets are being sold on an “as-is” and “where-is” basis, with all faults, imperfections, defects, and errors of description. Buyer hereby releases Seller from all claims, losses, liabilities, damages, demands, and expenses, of any kind or nature whatsoever, known or unknown, which may arise out of or are related to the condition, use or operation of the Purchased Assets after Closing. Buyer acknowledges that it has conducted its own inspection of the Purchased Assets and agrees that it has been provided adequate access to the personnel, properties, assets, premises, books and records and other documents and data of Seller for such purpose. Seller represents that the equipment is in the same condition as when it was originally inspected by the Seller and that no parts or equipment have been removed or changed since this inspection.

5.

Use of Longmont, CO Facility. For a period of up to 30 days following the Closing Date, Buyer may maintain, at no cost, Purchased Assets at Seller’s facility in Longmont, CO. Buyer expressly agrees to use its best efforts to relocate all Purchased Assets listed on Exhibit A during such period. Buyer has 30 days after final payment to remove all equipment listed on Exhibit B

6.

Required Approvals; Closing Conditions: The parties’ obligation to consummate the Transaction is subject to receipt of approval of the Transaction (i) by Seller’s board of directors and receipt of any other required approvals; and (ii) by the Company’s lender and/or lienholder and an agreement to release all liens on the Purchased Assets.

7.	Binding Effect. This Agreement shall inure to the benefit of and be binding upon the parties hereto and their respective successors and assigns.

8.	Governing Law. This Agreement shall be governed by and construed in accordance with Colorado law.

9.

Counterparts. This Agreement may be executed in any number of counterparts, each of which when executed and delivered shall be deemed to be an original, and all of which shall together constitute one and the same instrument.

[Signatures to Follow]

IN WITNESS WHEREOF, the parties, intending to be legally bound, have caused this Agreement to be executed as of the ate first written above.

SELLER:		BUYER:

ENSERVCO CORPORATION		HP OILFIELD SERVICES, LLC, a Nevada limited
a Delaware corporation		liability company

By:	/s/ Richard Murphy	By:	/s/ Robert Devers
Richard Murphy		Name: Robert Devers
Its: Chairman and CEO		Its: CFO

[Assignment and Bill of Sale]